Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Proportion of Ownership Interest
Pivotshare, Inc.	100% by the Registrant
Powerslam, LLC	100% by Pivotshare, Inc.
Screen Media Ventures, LLC	100% by the Registrant
757 Film Acquisition LLC	100% by Screen Media Ventures, LLC
Digital Media Enterprises LLC	100% by Screen Media Ventures, LLC
Screen Media Films, LLC	100% by Screen Media Ventures, LLC
A Sharp, Inc.	100% by the Registrant
BD Productions, LLC	100% by the Registrant
PH2017, LLC	100% by the Registrant
VRP2018, LLC	100% by the Registrant
RSHOOD2017, LLC	100% by the Registrant
The Fixer 2018, LLC	100% by the Registrant
Crackle Plus, LLC	100% by the Registrant
Halcyon Television, LLC	100% by the Registrant
TOFG, LLC	100% by the Registrant
CSS AVOD, Inc.	95% by the Registrant
Landmark Studio Group, LLC	78.5% by the Registrant
Locomotive Global, Inc.	51% by the Registrant